EXHIBIT 99.1

Garmin Reports Record Second Quarter; Announces Increased Dividend, Raises Guidance

Cayman Islands/August 1, 2007/PR Newswire

Garmin Ltd. (Nasdaq: GRMN - news) today announced a record quarter ended June 30, 2007.

Second Quarter 2007 Financial highlights:

•	Total revenue of $742 million, up 72% from $433 million in second quarter 2006

•	Automotive/Mobile segment revenue increased 99% to $508 million in second quarter 2007

•	Aviation segment revenue increased 39% to $78 million in second quarter 2007

•	Outdoor/Fitness segment revenue increased 9% to $77 million in second quarter 2007

•	Marine segment revenue increased 59% to $80 million in second quarter 2007

•	All geographic areas experienced significant growth:

•	North America revenue was $455 million compared to $233 million, up 95%

•	Europe revenue was $257 million compared to $178 million, up 44%

•	Asia revenue was $31 million compared to $22 million, up 41%

•
Mix of revenue by region reflected the strong growth of the Automotive/Mobile segment in North American with a higher percentage of North American revenue relative to the year-ago quarter. Revenue from our automotive/mobile segment continued to become a larger portion of total company revenues when compared with the same quarter in 2006, at 68% of total revenues.

•	Diluted earnings per share increased 75% to $0.98 from $0.56 in second quarter 2006; excluding foreign exchange, EPS increased 82% to $1.00 from $0.55 in the same quarter in 2006.

Year-to-Date 2007 Financial highlights:

•	Total revenue of $1.23 billion, up 64% from $755 million year-to-date 2006

•	Automotive/Mobile segment revenue increased 103% to $825 million in year-to-date 2007

•	Aviation segment revenue increased 32% to $150 million in year-to-date 2007

•	Outdoor/Fitness segment revenue increased 2% to $138 million in year-to-date 2007

•	Marine segment revenue increased 22% to $123 million in year-to-date 2007

•	All geographic areas experienced significant growth:

•	North America revenue was $777 million compared to $435 million, up 79%

•	Europe revenue was $405 million compared to $280 million, up 45%

•	Asia revenue was $53 million compared to $40 million, up 33%

•	Diluted earnings per share increased 69% to $1.62 from $0.96 in year-to-date 2006; excluding foreign exchange, EPS increased 62% to $1.59 from $0.98 in the same quarter in 2006.

Business highlights:

•	Strong sales in our automotive/mobile, aviation, and marine segments put them on track to meet or exceed earlier full year guidance for these segments.

•	2.54 million units sold in the second quarter of 2007, up 99% from the same quarter in 2006; year-to-date units sold increased 85% from the same period in 2006.

•
Completed the build-out of our second Taiwan manufacturing facility, increasing the number of production lines from 21 to 31, and production capacity at the end of the second quarter to approximately 12 million units annually.

•
Purchased and began build-out of our third Taiwan facility in Linkou. Because of the significant increase in demand for PNDs, new production lines are being installed now, with initial production runs scheduled to begin in August. Expansion of our R&D and other office space in Taiwan is also in progress.

•	We have begun work to expand our North American warehouse in Olathe, Kansas with expected completion of Q1 2008.

•
Targeted advertising and promotional programs for the spring season drove solid second quarter sales. We continue to work to increase our retail penetration and broaden our distribution as retailers lay the groundwork for the upcoming holiday selling season.

•
Completed the acquisition of our German distributor on July 2nd, and announced our intent to acquire our distributor in Spain. These activities are part of our ongoing efforts to improve our market share in Europe.

Executive overview from Dr. Min Kao, Chairman and Chief Executive Officer:

“Garmin experienced a very exciting second quarter. Our strong growth in the automotive/mobile segment demonstrated that our products continue to be well-positioned to take advantage of the growing demand for portable navigation devices. We are pleased that, according to independent market research, we have maintained a strong leadership position in North America with approximately fifty percent PND market share. The nüviTM 200W and 250W products delivered during the second quarter will provide an attractive option for cost-conscious consumers who prefer a wide-screen display. Our popular nüviTM and c-series product offerings support our strategy of extensive market segmentation, drawing in customers with compelling, competitive features, and useful content integrated into easy-to-use products at many attractive price points. We believe this approach should drive strong results in the holiday season and push revenue growth beyond our earlier expectations.

Our aviation segment continued to grow faster than expected during the quarter, as positive response to our WAAS and GMX200 product offerings and growth in the sale of our G1000 cockpit continued. We are pleased to report we have begun shipment of our G1000 cockpit to Piper Aircraft, Inc. for their Piper Saratoga II TC and Piper 6X aircraft. We believe our aviation segment will exceed our earlier revenue growth expectations.

Response to our revolutionary new marine products and cartography has been very positive. Sell-through and backlogs for our new products including our 4000- and 5000-series have been strong. We believe the marine segment is positioned to meet our 2007 guidance for this segment.

Revenue in our outdoor/fitness segment increased when compared to the year ago quarter. We look forward to increased sales generated by the newly released Astro dog tracking product, as well as new eTrex and Rino products which provide high-sensitivity GPS performance. We still see good growth opportunities for this segment, however we believe revenue growth for this segment will be lower than earlier anticipated due to the timing of our new product introductions.”

Financial overview from Kevin Rauckman, Chief Financial Officer:

“Clearly we are pleased with our financial results for the second quarter, and look forward to a strong second half of 2007,” said Kevin Rauckman, chief financial officer of Garmin Ltd. “Our revenue and earnings per share during the quarter grew 72% and 75% respectively, exceeding our expectations. Excluding the impact of foreign exchange, EPS for the quarter grew 82%, from $0.55 to $1.00.

Gross margin for the overall business remained strong in the second quarter, rising 50 basis points from the year-ago quarter. The automotive/mobile segment gross margin improved during the quarter as PND pricing declined more slowly than we expected. Gross margin for the other three segments declined slightly when compared with the year-ago quarter. However, marine margin improved substantially relative to the previous two quarters as new product releases pushed up gross margin. Our outdoor/fitness gross margin also improved sequentially as we began shipping new products toward the end of the quarter.

Operating margin improved 140 basis points from the year-ago quarter. This improvement was primarily driven by strength in gross margin combined with operating leverage as revenues outpaced the increase in expenses during the quarter. Sequentially, operating margin expanded within all four of our business segments as we continued to roll out new products. While we are pleased with the margin improvements, they reflect a less aggressive PND pricing environment than we had anticipated combined with favorable cost reductions during the quarter. However, we anticipate a more significant price compression during the second half of 2007.

We also generated $154 million of free cash flow in the second quarter of 2007, resulting in a cash and marketable securities balance of nearly $1.1 billion at the end of the quarter.”

Fiscal 2007 Outlook

We remain optimistic about the future success of our business and our ability to serve customers and distributors around the world. With this in mind, we are updating our guidance as follows:

•	We anticipate overall revenue to exceed $2.8 billion in 2007, and earnings per share to exceed $3.15.

•	We anticipate segment revenue growth rates for our automotive/mobile, aviation, marine, and outdoor/fitness segments to be 80%, 30%, 20%, and 10%, respectively

•	We anticipate operating margins to be approximately 27% for the full year 2007

•	Our effective tax rate should remain approximately 13%

Increased Dividend

The Garmin Board of Directors has approved an annual cash dividend of $0.75 per share, an increase of $0.25 per share. The dividend is payable to shareholders of record on August 15, 2007, and will be paid on September 14, 2007.

Non-GAAP Measures

Net income (earnings) per share, excluding foreign currency

Management believes that net income per share before the impact of foreign currency translation gain or loss is an important measure. The majority of the company’s consolidated foreign currency translation gain or loss results from translation into New Taiwan dollars at the end of each reporting period of the significant cash and marketable securities, receivables and payables held in U.S. dollars by the company’s Taiwan subsidiary. Such translation is required under GAAP because the functional currency of this subsidiary is New Taiwan dollars. However, there is minimal cash impact from such foreign currency translation and management expects that the Taiwan subsidiary will continue to hold the majority of its cash, cash equivalents and marketable securities in U.S. dollars. Accordingly, earnings per share before the impact of foreign currency translation gain or loss allows an assessment of the company’s operating performance before the non-cash impact of the position of the U.S. dollar versus the New Taiwan dollar, which permits a consistent comparison of results between periods.

The following table contains a reconciliation of GAAP net income per share to net income per share excluding the impact of foreign currency translation gain or loss.

Garmin Ltd. And Subsidiaries
Net income per share, excluding FX
( in thousands, except per share information)

	13-Weeks Ended		26-weeks Ended
	June 30,	July 1,	June 30,	July 1,
	2007	2006	2007	2006

Net Income (GAAP)	$214,377	$123,286	$354,237	$210,800
Foreign currency (gain) / loss, net of tax effects	$5,289	($2,499)	($6,187)	$3,793
Net income, excluding FX	$219,666	$120,787	$348,050	$214,593

Net income per share (GAAP):
Basic	$0.99	$0.57	$1.64	$0.97
Diluted	$0.98	$0.56	$1.62	$0.96

Net income per share, excluding FX:
Basic	$1.02	$0.56	$1.61	$0.99
Diluted	$1.00	$0.55	$1.59	$0.98

Weighted average common shares outstanding:
Basic	216,380	216,818	216,298	216,594
Diluted	219,078	219,344	218,925	218,868

Free cash flow

Management believes that free cash flow is an important financial measure because it represents the amount of cash provided by operations that is available for investing and defines it as operating cash flow less capital expenditures for property and equipment.

The following table contains a reconciliation of GAAP net cash provided by operating activities to free cash flow.

Garmin Ltd. And Subsidiaries
Free Cash Flow
( in thousands)

	13-Weeks Ended		26-Weeks Ended
	June 30,	July 1,	June 30,	July 1,
	2007	2006	2007	2006

Net cash provided by operating activities	$253,469	$76,159	$422,139	$132,376
Less: purchases of property and equipment	($99,621)	($11,743)	($112,020)	($26,612)
Free Cash Flow	$153,848	$64,416	$310,119	$105,764

Earnings Call Information

The information for Garmin Ltd.’s earnings call is as follows:

When:	Wednesday, August 1, 2007 at 11:00 a.m. Eastern

Where:	http://www.garmin.com/aboutGarmin/invRelations/irCalendar.html

How:	Simply log on to the web at the address above or call to listen in at 800-883-9537.

Contact:	investor.relations@garmin.com

A phone recording will be available for five business days following the earnings call and can be accessed by dialing 800-642-1687 or (706) 645-9291 and utilizing the access code 4552756. An archive of the live webcast will be available until August 17, 2007 on the Garmin website at http://www.garmin.com. To access the replay, click on the Investor Relations link and click over to the Events Calendar page.

This release includes projections and other forward-looking statements regarding Garmin Ltd. and its business. Any statements regarding the company’s estimated earnings and revenue for fiscal 2007, the Company’s expected segment revenue growth rate, margins, the number of new products to be introduced in 2007 and the company’s plans and objectives are forward-looking statements. The forward-looking events and circumstances discussed in this release may not occur and actual results could differ materially as a result of risk factors affecting Garmin, including, but not limited to, the risk factors that are described in the Annual Report on Form 10-K for the year ended December 30, 2006 filed by Garmin with the Securities and Exchange Commission (Commission file number 0-31983). A copy of Garmin’s 2006 Form 10-K can be downloaded from http://www.garmin.com/aboutGarmin/invRelations/finReports.html.

Through its operating subsidiaries, Garmin Ltd. designs, manufactures, and markets navigation, communications and information devices, most of which are enabled by GPS technology. Garmin is a leader in the general aviation and consumer markets and its products serve aviation, marine, outdoor, fitness, automotive, mobile and OEM applications. Garmin Ltd. is incorporated in the Cayman Islands, and its principal subsidiaries are located in the United States, Taiwan and United Kingdom. For more information, visit the investor relations site of Garmin Ltd. at www.garmin.com or contact the Investor Relations department at 913-397-8200. Garmin and Forerunner are registered trademarks, and Edge is a trademark of Garmin Ltd. or its subsidiaries.

Garmin Ltd. And Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)
(In thousands, except share information)

	June 30,	December 30,
	2007	2006
Assets
Current assets:
Cash and cash equivalents	$667,671	$337,321
Marketable securities	147,435	73,033
Accounts receivable, net	506,483	403,524
Inventories, net	290,682	271,008
Deferred income taxes	56,934	55,996
Prepaid expenses and other current assets	19,104	28,202

Total current assets	1,688,309	1,169,084

Property and equipment, net	350,299	250,988

Marketable securities	258,445	407,843
Restricted cash	1,558	1,525
Licensing agreements, net	14,804	3,307
Other intangible assets, net	131,186	64,273

Total assets	$2,444,601	$1,897,020

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$167,339	$88,375
Salaries and benefits payable	26,056	16,268
Warranty reserve	49,725	37,639
Other accrued expenses	168,057	100,732
Income taxes payable	16,975	94,668

Total current liabilities	428,152	337,682

Long-term debt, less current portion	-	248
Deferred income taxes	1,010	1,191
Other liabilities	90,470	-

Stockholders' equity:
Common stock	1,085	1,082
Additional paid-in capital	105,525	83,438
Retained earnings	1,832,892	1,478,654
Accumulated other comprehensive loss	(14,533)	(5,275)

Total stockholders' equity	1,924,969	1,557,899
Total liabilities and stockholders' equity	$2,444,601	$1,897,020

Garmin Ltd. And Subsidiaries
Condensed Consolidated Statements of Income (Unaudited)
(In thousands, except per share information)

	13-Weeks Ended		26-Weeks Ended
	June 30,	July 1,	June 30,	July 1,
	2007	2006	2007	2006

Net sales	$742,466	$432,468	$1,234,625	$754,779

Cost of goods sold	367,799	216,184	622,206	375,706

Gross profit	374,667	216,284	612,419	379,073

Selling, general and administrative expenses	95,373	54,915	161,297	92,678
Research and development expense	37,727	26,793	71,230	51,707
	133,100	81,708	232,527	144,385

Operating income	241,567	134,576	379,892	234,688

Other income (expense):
Interest income	10,841	8,538	20,199	15,843
Interest expense	(23)	(5)	(55)	(12)
Foreign currency	(6,086)	2,958	7,119	(4,488)
Other	338	(167)	389	3,437
	5,070	11,324	27,652	14,780

Income before income taxes	246,637	145,900	407,544	249,468

Income tax provision	32,260	22,614	53,307	38,668

Net income	$214,377	$123,286	$354,237	$210,800

Net income per share:
Basic	$0.99	$0.57	$1.64	$0.97
Diluted	$0.98	$0.56	$1.62	$0.96

Weighted average common shares outstanding:
Basic	216,380	216,818	216,298	216,594
Diluted	219,078	219,344	218,925	218,868

Garmin Ltd. And Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)
(In thousands)

	26-Weeks Ended
	June 30,	July 1,
	2007	2006
Operating Activities:
Net income	$354,237	$210,800
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation	13,479	10,211
Amortization	15,856	17,055
Loss (gain) on sale of property and equipment	18	191
Provision for doubtful accounts	1,808	2,038
Deferred income taxes	(725)	(13,478)
Foreign currency transaction gains/losses	(10,358)	2,392
Provision for obsolete and slow moving inventories	17,309	9,336
Stock compensation expense	7,196	4,759
Realized gains on marketable securities	-	(3,852)
Changes in operating assets and liabilities:
Accounts receivable	(88,405)	(126,836)
Inventories	(33,406)	(37,408)
Other current assets	9,059	(11,135)
Accounts payable	63,472	13,119
Other current and non-current liabilities	101,826	56,503
Income taxes	6,937	143
Purchase of licenses	(22,290)	(1,462)
Net cash provided by operating activities	422,139	132,376

Investing activities:
Purchases of property and equipment	(112,020)	(26,612)
Purchase of intangible assets	(1,881)	(1,115)
Purchase of marketable securities	(378,909)	(231,870)
Redemption of marketable securities	455,598	150,222
Change in restricted cash	(33)	(92)
Net cash paid for acquisition of businesses and other intangibles	(68,902)	-
Net cash used in investing activities	(106,147)	(109,467)

Financing activities:
Proceeds from issuance of common stock	7,534	9,479
Payments on long term debt	(248)	-
Tax benefit related to stock option exercise	7,360	6,988
Net cash provided by financing activities	14,646	16,467

Effect of exchange rate changes on cash and cash equivalents	(288)	216

Net increase in cash and cash equivalents	330,350	39,592
Cash and cash equivalents at beginning of period	337,321	334,352
Cash and cash equivalents at end of period	$667,671	$373,944

Garmin Ltd. And Subsidiaries
Revenue, Gross Profit, and Operating Income by Segment (Unaudited)

	Reporting Segments
	Outdoor/		Auto/
	Fitness	Marine	Mobile	Aviation	Total

13-Weeks Ended June 30, 2007

Net sales	$77,163	$79,771	$507,895	$77,637	$742,466
Gross profit	$43,648	$46,381	$233,520	$51,118	$374,667
Operating income	$28,600	$33,115	$149,067	$30,785	$241,567

13-Weeks Ended July 1, 2006

Net sales	$71,115	$50,115	$255,387	$55,851	$432,468
Gross profit	$42,469	$29,823	$107,061	$36,931	$216,284
Operating income	$31,617	$21,146	$59,974	$21,839	$134,576

26-Weeks Ended June 30, 2007

Net sales	$137,690	$122,775	$824,520	$149,640	$1,234,625
Gross profit	$77,063	$67,534	$370,251	$97,571	$612,419
Operating income	$49,809	$44,410	$228,591	$57,082	$379,892

26-Weeks Ended July 1, 2006

Net sales	$134,761	$100,818	$406,116	$113,084	$754,779
Gross profit	$78,812	$57,839	$170,147	$72,275	$379,073
Operating income	$56,298	$40,059	$96,264	$42,067	$234,688